Exhibit 4.21

NON-COMPETITION UNDERTAKING

To:	The Hongkong and Shanghai Banking Corporation Limited (the “Note Trustee” and “Warrant Trustee”)

The Hongkong and Shanghai Banking Corporation Limited (the “Security Trustee”)

Blue Ridge Investments, LLC (the “Subscriber”)

19 December 2007

Dear Sirs,

1.	INTRODUCTION

This Deed is being delivered to you in connection with a Note Trust Deed (the “Note Trust Deed”) and a Warrant Trust Deed (the “Warrant Trust Deed”) each dated 19 December 2007, between China Time Share Media Co., Ltd. (the “Issuer”), a company incorporated and existing under the laws of the Cayman Islands, and the Note Trustee or the Warrant Trustee, as the case may be, constituting the Notes and the Warrants respectively.

2.	DEFINITIONS

Capitalised terms used in this Deed are as defined in the Note Trust Deed and the Warrant Trust Deed.

3.	NON-COMPETITION UNDERTAKING

3.1	Subject to the provisions of Clause 3.2, the undersigned undertakes that he will not, and will procure that none of his Affiliates which is not a member of the Group shall, directly or indirectly, either for himself or for any other person or entity:

3.1.1	anywhere in the PRC where the Group engage from time to time in business, (i) engage or participate in, (ii) assist, advise or be connected with (including as an employee, owner, partner, shareholder, officer, director, advisor, consultant, agent or (without limitation by the specific enumeration of the foregoing) otherwise), or (iii) render services for, any engagement in the advertising business in the PRC including, but not limited to, any business that involves billboards, light boxes or neon lighting, furniture and similar displays and activities incidental to any of the foregoing activities (a “Competing Business”), except pursuant to the business conducted by the Group;

3.1.2	take any action which might divert the Group from any opportunity which would be within the scope of its current business but shall rather offer each such opportunity to the Group, which the Group may, in its sole discretion, decide to pursue;

3.1.3	solicit, attempt to solicit, aid in the solicitation of, accept any orders from, or provide any products or services to, any person or entity who is or has been a customer of the Group, at any time, to purchase products or services from any Competing Business;

3.1.4	solicit, attempt to solicit or aid in the solicitation of any person or entity who is or has been a customer, supplier, licensor, licensee or person or entity having any other business relationship with the Group, at any time, to cease doing business with or alter its business relationship with the Group;

3.1.5	solicit, hire or induce any person or entity who is a director, officer or employee of the Group to perform services for any person or entity other than the Group or to terminate his or her employment with the Group;

3.1.6	solicit or induce any independent contractor or agent to terminate his or her employment or contract with the Group; or

3.1.7	breach any confidentiality agreement, expressed or implied, with the Group.

3.2	The restrictions set out in Clause 3.1 shall not apply in respect of any written contract or agreement entered into by Chongqing Dayu Advertising Planning Co., Ltd. or Beijing Dayu Weiye Advertising Co., Ltd. prior to the date of this Deed (the “Excluded Contracts”), provided that in the event of any renewal, extension, modification and/or amendment to the term of any Excluded Contract, the restrictions set out in Clause 3.1 shall apply in respect of such renewed, extended, modified and/or amended term. For the avoidance of doubt, the undersigned undertakes that any contract or agreement entered into by Chongqing Dayu Advertising Planning Co., Ltd. or Beijing Dayu Weiye Advertising Co., Ltd. after the date of this Deed shall be subject to the restrictions set out in Clause 3.1.

3.3	The undersigned also undertakes to:

3.3.1	cause and procure the Issuer to observe and comply with the conditions set out in Conditions 4 and 7 of the terms and conditions of the Notes (as scheduled to the Note Trust Deed) and Conditions 3 and 5 of the terms and conditions of the Warrants (as scheduled to the Warrant Trust Deed); and

3.3.2	cause and procure each of the directors designated by the undersigned, executive officers and senior managers of the Group, within 30 days of this Deed, enter into deeds of non-competition with the Issuer on terms similar to this Deed.

3.4	The Note Trustee will hold the benefit of this Deed on trust for the Noteholders and the Warrant Trustee will hold the benefit of this Deed on trust for the Warrantholders.

4.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with English law.

5.	ARBITRATION

5.1	Any dispute, controversy or claim arising out of or relating to this Deed, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the United Nations Commission on International Trade Law Arbitration Rules then in force and as may be amended by the rest of this clause.

5.2	The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in HKIAC and the language of the arbitration shall be English.

5.3	The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators: one to be appointed by the Issuer, one to be appointed by the Note Trustee and the Warrant Trustee and the third to be appointed by mutual agreement between the first two arbitrators already appointed or, failing agreement within 30 days, by the then Chairman of the HKIAC. It is hereby expressly agreed that if there is more than one claimant, party and/or more than one respondent party, the claimant parties shall together nominate one arbitrator and the respondent parties shall together nominate one arbitrator. If the claimant or respondent parties fail to agree upon a nominee within 30 days of the first written proposal by one of the claimant or respondent parties to the others, the HKIAC shall proceed to appoint an arbitrator on their behalf.

5.4	The award of the Tribunal shall be final and binding and shall be the exclusive remedy among the parties regarding any claims, counterclaims, issues, or accountings presented to the Tribunal. To the fullest extent allowed by applicable laws, each party hereby waives any right to appeal such award. Judgment upon the award may be entered in any court having jurisdiction thereof.

5.5	By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies hi aid of arbitration as may be available under the jurisdiction of a court, the Tribunal shall have full authority to request the court to grant provisional remedies and to award damages for the failure of any person to respect the Tribunal’s orders to that effect.

5.6	The costs of the arbitration shall be allocated between the relevant parties by the arbitrators and shall be set forth in the arbitral award in accordance with the Rules. Any amounts subject to dispute that are ultimately awarded (a) in US dollars shall bear interest at the Federal Funds Rate in effect from time to time and published by the US Federal Reserve Board of Governors, and (b) in HK dollars shall bear interest at the rate that is 1 % above the best lending rate for HK dollars in effect from time to time and quoted by The Hong kong and Shanghai Banking Corporation Limited, in each case, from the earlier of (i) the date of the request for arbitration, and (ii) the date such amount would have become due and owing but for the Dispute until the date the arbitral award is paid in full.

IN WITNESS WHEREOF He Ji Lun has caused this Deed to be executed as a deed the day and year first mentioned above.

SIGNED, SEALED and DELIVERED as a deed by	)
HE JI LUN	)
(ID No. 510 132 1972 0220 0077),	)
a national of the People’s Republic of China	)

in the presence of:
Xiao Jing Yang
Legal Assistant

/s/ He Ji Lun
Name:	He Ji Lun
Title: